Exhibit 23.4

CONSENT OF KPMG INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 12, 2013, with respect to the consolidated balance sheets of Elan Corporation, plc as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, incorporated herein by reference to the Annual Report on Form 20-F/A for the year ended December 31, 2012, as amended, and our report dated February 12, 2013, with respect to the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference to the Annual Report on Form 20-F for the year ended December 31, 2012 and to the reference to our firm under the heading “Experts” in this joint proxy statement/prospectus.

/s/ KPMG
Dublin, Ireland
October 1, 2013